EXHIBIT 99

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

FOR IMMEDIATE RELEASE

October 14, 2004

Great Pee Dee Bancorp, Inc., Announces Increased Cash Dividend, First Quarter Financial Results, and Results of Annual Meeting

Cheraw, SC-October 14, 2004-Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ:PEDE) has announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $.16 per share for the quarter ending September 30, 2004. This represents a 3% increase from the previous quarterly dividend of $.155 per share. The dividend is payable on November 12, 2004 to stockholders of record as of October 29, 2004.

Net income for the quarter ending September 30, 2004 was $309,849 compared to $330,211 for the same period a year earlier. Basic net income per share was $.18 for the quarter ending September 30, 2004 compared to $.20 per share for the quarter ending September 30, 2003. Assets increased to $162,877,000 compared to $153,471,000 a year earlier, an increase of 6.1%.

At the Great Pee Dee Bancorp, Inc. annual meeting held on October 14, 2004, Robert M. Bennett, Jr., Henry P. Duvall, IV, and John S. Long were elected to serve as Directors until 2007. Shareholders also ratified the appointment of Dixon Hughes PLLC to serve as independent auditors.

Great Pee Dee Bancorp, Inc. has as its sole subsidiary, Sentry Bank & Trust of Cheraw and Florence, a $162 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE."

Herbert W. Watts
President and CEO

                              Great Pee Dee Bancorp
                              Summary of Operations
                      (000's omitted except per share data)

                                         Three months             Three months
                                            ended                    ended
                                     September 30, 2004       September 30, 2003
                                     ------------------       ------------------
                                          (unaudited)
          Interest Income                   $2,098                    $2,072

         Interest Expense                     813                       778

        Net Interest Income                  1,285                     1,294

      Provision for Loan Loss                  -                        150

        Net after provision                  1,285                     1,144

        Non-interest income                   384                       245

       Non-interest expense                  1183                       862

         Income before tax                    486                       527

           Income taxes                       176                       197

            Net Income                        310                       330

       Net Income per share
               Basic                         0.18                      0.20
               Dilutive                      0.18                      0.19

      Cash Dividend Per Share                0.155                     0.14

                              Great Pee Dee Bancorp
                             End of Period Balances
                      (000's omitted except per share data)

                                  September 30, 2004          September 30, 2003
                                  ------------------          ------------------
                                      (unaudited)

              Assets                   $162,877                    $153,471

         Total Loans (net)              121,132                     112,090

      Allowance for Loan Loss            1,505                       1,411

             Deposits                   112,563                     108,760

        Shareholder Equity              26,742                      26,228

       Book Value per share             $14.74                      $14.84



             Contact:

       Great Pee Dee Bancorp
         Herbert W. Watts
           843-537-7656